Exhibit 7

CONSOLIDATED BALANCE SHEET	Citigroup Inc. and Subsidiaries

In millions of dollars	June 30, 2023 (Unaudited)	December 31, 2022
Assets
Cash and due from banks (including segregated cash and other deposits)	$25,763	$30,577
Deposits with banks, net of allowance	271,145	311,448
Securities borrowed and purchased under agreements to resell (including $210,126 and $239,527 as of June 30, 2023 and December 31, 2022, respectively, at fair value), net of allowance	337,103	365,401
Brokerage receivables, net of allowance	60,850	54,192
Trading account assets (including $172,535 and $133,535 pledged to creditors as of June 30, 2023 and December 31, 2022, respectively)	423,189	334,114
Investments:
Available-for-sale debt securities (including $11,754 and $10,933 pledged to creditors as of June 30, 2023 and December 31, 2022, respectively)	237,334	249,679
Held-to-maturity debt securities, net of allowance (fair value of which is $238,021 and $243,648 as of June 30, 2023 and December 31, 2022, respectively) (includes $21 and $0 pledged to creditors as of June 30, 2023 and December 31, 2022, respectively)	262,066	268,863
Equity securities (including $729 and $895 as of June 30, 2023 and December 31, 2022, respectively, at fair value)	7,745	8,040
Total investments	$507,145	$526,582
Loans:
Consumer (including $237 and $237 as of June 30, 2023 and December 31, 2022, respectively, at fair value)	374,591	368,067
Corporate (including $5,529 and $5,123 as of June 30, 2023 and December 31, 2022, respectively, at fair value)	286,021	289,154
Loans, net of unearned income	$660,612	$657,221
Allowance for credit losses on loans (ACLL)	(17,496)	(16,974)
Total loans, net	$643,116	$640,247
Goodwill	19,998	19,691
Intangible assets (including MSRs at fair value of $681 and $665 as of June 30, 2023 and December 31, 2022, respectively)	4,576	4,428
Premises and equipment, net of depreciation and amortization	27,818	26,253
Other assets (including $13,637 and $10,658 as of June 30, 2023 and December 31, 2022, respectively, at fair value), net of allowance	102,972	103,743
Total assets	$2,423,675	$2,416,676

Statement continues on the next page.

CONSOLIDATED BALANCE SHEET (Continued)	Citigroup Inc. and Subsidiaries

In millions of dollars, except shares and per share amounts	2023 (Unaudited)	December 31, 2022
Liabilities
Deposits (including $2,598 and $1,875 as of June 30, 2023 and December 31, 2022, respectively, at fair value)	$1,319,867	$1,365,954
Securities loaned and sold under agreements to repurchase (including $62,800 and $70,886 as of June 30, 2023 and December 31, 2022, respectively, at fair value)	260,035	202,444
Brokerage payables (including $5,989 and $4,439 as of June 30, 2023 and December 31, 2022, respectively, at fair value)	69,433	69,218
Trading account liabilities	170,664	170,647
Short-term borrowings (including $5,622 and $6,222 as of June 30, 2023 and December 31, 2022, respectively, at fair value)	40,430	47,096
Long-term debt (including $115,937 and $105,995 as of June 30, 2023 and December 31, 2022, respectively, at fair value)	274,510	271,606
Other liabilities, plus allowances	79,314	87,873
Total liabilities	$2,214,253	$2,214,838
Stockholders’ equity
Preferred stock ($1.00 par value; authorized shares: 30 million), issued shares: as of June 30, 2023— 809,800 and as of December 31, 2022—759,800, at aggregate liquidation value	$20,245	$18,995
Common stock ($0.01 par value; authorized shares: 6 billion), issued shares: as of June 30, 2023— 3,099,691,671 and as of December 31, 2022—3,099,669,424	31	31
Additional paid-in capital	108,579	108,458
Retained earnings	199,976	194,734
Treasury stock, at cost: June 30, 2023—1,173,989,187 shares and December 31, 2022—1,162,682,999 shares	(74,247)	(73,967)
Accumulated other comprehensive income (loss) (AOCI)	(45,865)	(47,062)
Total Citigroup stockholders’ equity	$208,719	$201,189
Noncontrolling interests	703	649
Total equity	$209,422	$201,838
Total liabilities and equity	$2,423,675	$2,416,676

 The Notes to the Consolidated Financial Statements are an integral part of these Consolidated Financial Statements.